Exhibit 10.10

RESTRUCTURING TRANSACTION

RETENTION AGREEMENT

THIS AGREEMENT is made by and between McDermott International, Inc., a corporation duly organized under the laws of the Republic of Panama (the “Company”) and John A. Fees (“Employee”) as of the 10th day of December, 2009 (this “Agreement”).

In consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto agree as follows:

If the Company, with the prior approval of the Board of Directors of the Company, engages in a transaction that results in the sale or other disposition of all or substantially all of the operations of either of its subsidiaries The Babcock & Wilcox Company or J. Ray McDermott, S.A. (each an “Operating Sub” and, together, the “Operating Subs”), whether by sale of the capital stock or assets of one or both of the Operating Subs, spinoff of one or both of the Operating Subs or otherwise, with an Effective Date (this term and other terms that are capitalized (but not otherwise defined herein) are used as defined in Section XIII of this Agreement) within the 24-month period beginning on the date of this Agreement (a “Restructuring Transaction”), Employee shall be entitled to compensation and benefits under the circumstances set out below. In addition, if Employee’s employment is terminated under certain circumstances set out below before a Restructuring Transaction, Employee will be entitled to the compensation and benefits set out below. The sale or disposition of less than 100% of the assets or stock of an Operating Sub shall not be considered a sale or other disposition of substantially all of the operations of such Operating Sub unless it is a sale or other disposition of at least 80% of the stock or assets of such Operating Sub.

I.	Obligations of the Company or a Successor Upon Termination of Employee In Connection With or After a Restructuring Transaction.

In the event that either

(X)

while employed by the Company, Employee’s employment by the Company is terminated following the date of this Agreement and before the earlier of (A) the termination of this Agreement in accordance with Section XII and (B) the one-year anniversary of the Effective Date of a Restructuring Transaction, either (i) by the Company for any reason other than Cause or Employee’s Disability or (ii) by Employee for Good Reason or

(Y)

while employed by a Successor, Employee’s employment by such Successor is terminated following the Effective Date of a Restructuring Transaction and before the one-year anniversary of such Effective Date, either (i) by the Successor for any reason other than Cause or Employee’s Disability or (ii) by Employee for Good Reason (in the case of either of the immediately preceding clause (i) or this clause (ii), the Successor being substituted for the Company in the definitions of Cause and Good Reason herein), then, in either case, the Company or such Successor, as applicable, shall (in all cases, subject to the proviso in clause (f) below with respect to awards described in that clause, no later than March 15 following the year in which Employee so terminates); provided that by such date, Employee has signed an agreement that is no longer subject to rescission prepared by the Company or Successor, as applicable, which is solely a release of the Company, Successor (if applicable), and each of their respective affiliates, directors, officers and other customary persons from any claim or liability arising out of or related to Employee’s employment with or termination from the Company or a Successor, except for amounts to which Employee is legally entitled pursuant to employee benefit plans or this Agreement, and rights to insurance coverage or indemnification:

(a)	pay to Employee within 30 days after the date of termination of Employee’s employment (or such earlier time as may be required by applicable law) the Accrued Benefits;

(b)

in the event that a bonus is paid after the date of Employee’s termination of employment under the Company’s or such Successor’s Executive Incentive Compensation Plan (such plan or any successor or replacement plan, including any annual bonus plan of such Successor, in any case in which Employee was a participant immediately prior to such termination being hereinafter referred to as the “EICP”), as applicable, for the year prior to the year in which the termination takes place (the “Measurement Period”), pay to Employee in a lump sum, at the same time such bonus is paid to other participants in the EICP, a cash bonus equal to the product of the multiplier used for Employee’s position during the Measurement Period and Employee’s annual base salary for the Measurement Period;

(c)

pay to Employee in a lump sum, in cash, within 30 days after the date of termination of Employee’s employment, a payment equal to the product of Employee’s target bonus under the EICP as in effect immediately prior to the date of termination and a fraction, the numerator of which is the number of days that have elapsed in the year in which the termination takes place through the date of termination of Employee’s employment and the denominator of which is 365;

(d)

pay to Employee in a lump sum, in cash, as soon as administratively practicable after the date of termination of Employee’s employment, 299% of the sum of (1) Employee’s annual base salary as in effect immediately prior to the date of termination of Employee’s employment and (2) Employee’s target bonus under the EICP as in effect immediately prior to the date of termination;

(e)

(1) pay to Employee in a lump sum, in cash, within 30 days after the date of termination of Employee’s employment, a payment equal to two times the full annual cost of coverage for medical, dental and vision benefits provided to Employee and Employee’s covered dependents by the Company and, if applicable, a Successor for the year in which Employee’s termination takes place and (2) permit Employee and Employee’s covered dependents to be covered under the Company’s, or if applicable, a Successor’s medical, dental and vision benefits for 48 months provided Employee pays the full then applicable COBRA premium;

(f)

as of the date of Employee’s termination of employment, cause Employee to have a fully vested and nonforfeitable interest in each of the awards identified on the attached Schedule A (as the same may be modified pursuant to the terms of the applicable plans and award agreements in connection with the Restructuring Transaction), and to the extent applicable immediately pay such awards to Employee; provided that none of the awards subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), will be paid on a date earlier than as provided in the applicable award agreements without regard to this Agreement;

(g)

as of the date of Employee’s termination of employment, cause Employee to have a fully vested and nonforfeitable interest in Employee’s account balance in the McDermott International, Inc. New Supplemental Executive Retirement Plan (“SERP”); provided that, notwithstanding anything to the contrary, Employee’s SERP benefits shall be distributed in accordance with the terms of the SERP; and

(h)

pay to Employee within 30 days after the date of termination of Employee’s employment an amount equal to the portion of Employee’s account under the Thrift Plan for Employees of McDermott Incorporated and Participating Subsidiary and Affiliated Companies that was not vested as of the date of termination of Employee’s employment.

Notwithstanding the foregoing provisions of Section I, payments and benefits shall be subject to reduction as set out in Schedule B.

II.	Obligations of the Company if Employee remains employed through the Effective Date of a Restructuring Transaction.

In the event that Employee’s employment by the Company is not terminated as of the Effective Date of the Restructuring Transaction under circumstances entitling Employee to benefits under Section I above, and if Employee has remained employed with the Company through the Effective Date of the Restructuring Transaction, then the Company or, if applicable, the Successor shall cause Employee to be granted the number of whole shares of restricted stock under the Company’s or Successor’s, as applicable, stock plan, as near equal in value to, but not greater than, 50% of the amount described in Section I(d) above, on terms and conditions set forth in the grant agreement approved in accordance with such stock plan; provided, however, the restricted stock shall vest on the first anniversary of the Effective Date of the Restructuring Transaction if, and only if, Employee remains employed with the Company or the Successor through such first anniversary.

III.	Participation In Other Company Programs.

Nothing in this Agreement shall prevent or limit Employee’s continuing or future participation in any plan, program, policy or practice provided by the Company for which Employee may qualify, nor shall anything herein limit or otherwise affect such rights as Employee may have under any other contract or agreement with the Company, except as provided in Section X of this Agreement. Amounts which are vested benefits or which Employee is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the date of termination of Employee’s employment shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. Notwithstanding the foregoing, it is expressly understood and acknowledged by Employee that any payment by the Company or a Successor under Section I of this Agreement shall be in lieu of any obligation on the part of the Company or such Successor for payment of severance benefits under the Severance Plan for Employees of McDermott Incorporated and Participating Subsidiary and Affiliated Companies or any successor thereto or any other plan, policy or agreement of the Company or such Successor in the event of termination of Employee’s employment as provided in Section I of this Agreement with the Company or such Successor during the one-year period following the Effective Date of a Restructuring Transaction.

IV.	Confidentiality and Non-Competition Agreement.

(a)

Definition of Trade Secrets and Confidential Business Information. Employee acknowledges and agrees that any and all non-public information regarding the Company, any of its Subsidiaries and its or their customers (including but not limited to any and all information relating to its or their business practices, products, services, finances, customers, equipment, marketing programs and other business systems and materials, management, strategy, profits and overhead) is confidential and the unauthorized disclosure of such confidential information will result in irreparable harm to the Company. Such confidential information includes the Company property interest in its trade secrets, including, without limitation, its list of customers and prospective customers, and other information that has recognized value and that is not generally available through other sources (“Trade Secrets”) and information regarding its various products, services, procedures and systems that is treated as confidential by the Company that may not rise to the level of a Trade Secret (“Confidential Business Information”). Confidential Business Information does not include information that properly and lawfully has become generally known to the public other than as a result of the act or omission of Employee. Collectively, Trade Secrets and Confidential Business Information are referred to hereafter as “Confidential Information.” For the purposes of this Section IV, the term “Company” shall include a Successor.

(b)

Importance of Confidential Information. The Company hereby agrees to provide Employee with Confidential Information. By signing this Agreement, Employee acknowledges delivery and receipt of Confidential Information. Employee acknowledges that thereafter Employee will be making use of, acquiring, accessing and/or adding to such Confidential Information. Employee further acknowledges that the preservation and protection of the Confidential Information is an essential part of Employee’s employment by and business relationship with the Company and that Employee has a duty of fidelity and trust to the Company in handling the Confidential Information.

(c)

Non-Disclosure or Misuse. Employee agrees that Employee will not disclose or take away any of the Confidential Information, directly or indirectly, or use such information in any way, either during the term of Employee’s employment by the Company or at any time thereafter, except as required in the ordinary course of Employee’s employment for the benefit of the Company or as may be required by law.

(d)

Return of Confidential Information. At the termination of the Employee’s employment with the Company and/or its affiliates for any reason, all documents or other information containing or referring to the Confidential Information of the Company and its affiliates as may be in Employee’s possession, or over which Employee may have control, and all other documents, data, records, materials, notes, reports and other property of the Company or any of its affiliates provided to Employee during the course of Employee’s employment, regardless of whether prepared by the Employee, shall be returned by Employee to the Company immediately, with no request being required (and Employee shall not retain, recreate or deliver to anyone else such information).

(e)

Noncompetition Agreement. Employee acknowledges and agrees that information, including the Confidential Information, Employee has acquired and will acquire during the course of Employee’s employment will enable Employee to irreparably injure the Company if Employee should engage in competition. Ancillary to the above agreements and in consideration of the compensation, benefits and Confidential Information provided to Employee and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee hereby agrees that the following covenants are reasonable and necessary protective covenants for the protection of the value of the agreements described in paragraphs (a), (b), (c) and (d) above and the other terms and conditions contained in this Agreement:

(i)

During the term of Employee’s employment with the Company and/or its Subsidiaries and other controlled entities and for a period of two years following the termination of Employee’s employment for any reason (the “Non-Competition Period”), Employee shall not, directly or indirectly, without the prior written approval of the Company, act in any capacity for, be employed by, provide services to, or contract with any other company or entity engaged in Competing Services (a “Competitive Entity”), or acquire any interest of any type in any Competitive Entity; provided, however, that the foregoing shall not be deemed to prohibit Employee from acquiring, solely as an investment and through market purchases, securities of any Competitive Entity which are registered under Section 12(b) or 12(g) of the Securities and Exchange Act of 1934 and which are publicly traded, so long as Employee is not part of any control group of such Competitive Entity and such securities, including converted securities, do not constitute more than one percent of the outstanding voting power of that entity. For the purposes of this Agreement, the phrase “Competing Services” shall mean any services that are the same as or similar to the services currently being provided or offered by the Company and/or which are provided or offered by the Company during the term of Employee’s employment; Competing Services include but are not limited to the following: (a) engineering, construction, installation and project management services to offshore oil and gas field development; (b) power generation systems, including fossil-fired steam generating systems, replacement commercial nuclear steam generators, environmental equipment, replacement parts and related services; and (c) government operations, including supply of nuclear components to the U.S. Government and various services including uranium processing, environmental site restoration services and management and operating services for government-owned facilities.

(ii)

During the Non-Competition Period, Employee shall not, directly or indirectly, solicit the Company’s Protected Customers for the purpose of engaging in any business which is the same as or similar to the business in which the Company is engaged. The phrase “Protected Customers” means all persons or entities with whom Employee has had contact with by virtue of Employee’s position with the Company, and to whom the Company or any of its affiliates has sold any product or service, whether or not for compensation, within a period of one (1) year prior to the time Employee ceases to be employed by the Company.

(iii)

During the Non-Competition Period, Employee shall not, on Employee’s own behalf or on behalf of any other person or entity, solicit, divert or recruit any person who is, during such time frame, an employee of the Company or any subsidiary or affiliate, to leave such employment or in any other manner attempt, directly or indirectly, to influence, induce, or encourage any employee of the Company to leave the employment of the Company.

(f)

Notification of Restrictions to Third Parties. Employee agrees that the Company may notify any person or entity employing or contracting with Employee or evidencing an intention of employing or contracting with Employee of the existence and provisions of this Agreement.

(g)

Enforcement of Covenants. Either party may seek a temporary restraining order, preliminary injunction, specific performance or other equitable relief regarding the other party’s obligations set forth in this Section IV before a court of law pending a final resolution of the disputes between the parties before an arbitrator, and either party may seek a judgment including a permanent injunction, if appropriate, from the court based on the final decision of the arbitrator. In addition, in the event that the Company determines that the Employee has breached any term of this Section IV, in addition to any other remedies at law or in equity the Company may have available to it, it is agreed that the Company shall be entitled, upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction (without the necessity of (i) proving irreparable harm, (ii) establishing that monetary damages are inadequate, or (iii) posting any bond with respect thereto) against the Employee prohibiting such breach or attempted or threatened breach by proving only the existence of such breach or attempted or threatened breach.

(h)

Right of Court or Arbitrator to Reform Restrictions. The Company and the Employee state that it was their intent to enter into a valid and enforceable agreement. The Employee and the Company hereby acknowledge the reasonableness of the restrictions set forth in Section IV, including the reasonableness of the geographic area, duration as to time and scope of activity restrained. Employee further acknowledges that his skills are such that he can be gainfully employed in noncompetitive employment and that the Agreement not to compete does not prevent him from earning a living. Employee agrees that if a court or arbitrator finds that Section IV contains limitations as to time or scope of activity to be restrained that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interest of the Company and its affiliates, the court or arbitrator may reform the covenants to the extent necessary to cause the limitations contained in Section IV as to time or scope of activity to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill or other business interest of the Company and its affiliates, and enforce Section IV.

(i)

Extension of Non-Competition Period. Employee agrees that the Non-Competition Period shall be computed by excluding from such computation any time during which the Employee is in violation of any provision of Article VI.

(j)

Repayment and Forfeiture. Employee agrees that in the event that (i) the Company determines that the Employee has breached any term of Section IV, or (ii) all or any part of Section IV is found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction or an arbitrator in a proceeding between the Employee and the Company or its affiliates, in addition to any other remedies at law or in equity the Company may have available to it, the Company shall not be obligated to make any of the payments or to provide for any of the benefits specified in Section I, and shall be entitled to recoup any amounts paid to the Employee and the value of any benefit provided pursuant hereto on and following the date of termination, through either (x) the date of a material breach by the Employee of the provisions of Section IV, which breach continues without having been cured within fifteen (15) days after written notice to the Employee specifying the breach in reasonable detail, or (y) the date of the determination of invalidity or unenforceability by the court or arbitrator, as applicable.

(k)	Successors. For purposes of this Section IV, the term “Company” shall include a Successor.

V.	Notices.

All notices and other communications provided for by this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile to the facsimile number given below, provided that a copy is also sent by a nationally recognized overnight delivery service, (c) the day after being sent by a nationally recognized overnight delivery service, or (d) three days after being mailed by United States Certified Mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee:

Facsimile:

If to the Company or a Successor:

McDermott International, Inc. Vice President, Human Resources 777 N. Eldridge Parkway Houston, TX 77079

Facsimile:	281-870-5095

or to such other address as Employee, the Company or a Successor may hereafter specify in a notice furnished in writing in accordance with this Section V.

VI.	Governing Law.

The provisions of this Agreement shall be interpreted and construed in accordance with, and enforcement may be made under, the law of the State of Texas without giving effect to any principles of conflict of laws thereof which would result in the application of the laws of any other jurisdiction.

VII.	Successors and Assigns.

(a)	This Agreement is personal to Employee and, without the prior written consent of the Company, shall not be assignable by Employee otherwise than by will or the laws of descent and distribution.

(b)	This Agreement shall be binding upon and shall inure to the benefit of Employee, and of the Company and any Successor and their respective successors and assigns.

(c)

The Company will require that any successor to all or substantially all of its business and/or assets (other than a Successor, as to which the last sentence of this Section VII(c) shall apply) (whether such successor acquires such business and/or assets directly or indirectly, and whether by purchase, merger, consolidation or otherwise) expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as herein defined and any such successor to its business and/or assets. In the event that Employee becomes employed by a Successor in connection with a Restructuring Transaction, the Company shall require such Successor to expressly assume and adopt this Agreement and to honor the terms and conditions of this Agreement applicable to such Successor, unless Employee terminates Employee’s employment within thirty-one days after the Effective Date of the Restructuring Transaction for a Good Reason event which occurs upon the consummation of such Restructuring Transaction (in which case the Company shall remain obligated under this Agreement).

VIII.	Employment by Subsidiaries.

If Employee is not employed by McDermott International, Inc., but is only employed by a Subsidiary of McDermott International, Inc., then, except for purposes of determining whether a Restructuring

Transaction has occurred, (a) the “Company” as defined herein shall be deemed to include such Subsidiary, and (b) termination of employment shall be determined with reference to Employee’s employment by such Subsidiary, but, in each case, only if such Subsidiary is not a Successor. Further, the Company agrees that it will perform its obligations hereunder without regard to whether Employee is employed by the Company or by a Subsidiary of the Company.

IX.	Severability.

If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.

X.	Entire Agreement; Amendment.

This Agreement sets forth the entire Agreement of the parties hereto and supersedes all prior agreements, understandings and covenants between the parties with respect to the subject matter hereof; provided that: if Employee is entitled to payments and benefits under both Section I of this Agreement and the Change in Control Agreement between the Company and Employee, dated as of October 1, 2008 (the “Change in Control Agreement”), Employee will receive payments and benefits only under Section I of this Agreement (and not under the Change in Control Agreement), except that Section I(f) of the Change in Control Agreement will continue to apply, with the payments (if any) under such Section I(f) limited to those which would have been payable had Employee received the payments and benefits under the Change in Control Agreement (and not under this Agreement) (it being the intention of the parties hereto that, in no event, shall substantially the same benefits become payable under both the Change in Control Agreement and Section I of this Agreement). This Agreement may be amended or terminated (other than pursuant to Section XII of this Agreement) only by mutual agreement of the parties in writing.

XI.	Miscellaneous.

(a)	The captions and headings of this Agreement are not part of the provisions hereof and shall have no force or effect.

(b)

The Company (or a Successor) shall be entitled to withhold from any amounts payable under this Agreement such Federal, state, local, foreign or excise taxes as shall be required or permitted to be withheld pursuant to any applicable law or regulation.

(c)

Employee’s or the Company’s (or a Successor’s) failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Employee or the Company (or a Successor) may have hereunder, including, without limitation, the right of Employee to terminate employment for Good Reason pursuant to paragraph (f) of Section XIII of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(d)

Employee and the Company acknowledge that, except as may otherwise be provided under any other written agreement between Employee and the Company, the employment of Employee by the Company is “at will.”

(e)

For purposes of this Agreement, the date of termination of Employee’s employment shall be: (i) if Employee’s employment is terminated by the Company (or a Successor) for Cause, the date on which the Company (or a Successor) delivers to Employee the resolution referred to in the last sentence of Section XIII, paragraph (c), or, with respect to a termination as described in this Agreement under Section XIII, paragraph (c)(iii), the date on which the Company (or a Successor) notifies Employee of such termination, (ii) if Employee’s employment is terminated by the Company (or a Successor) for a reason other than Cause (including on account of Disability), the date on which the Company (or a Successor) notifies Employee of such termination, or such later date as is reflected in such notification, (iii) if Employee’s employment is terminated by Employee for Good Reason, the date on which Employee notifies the Company (or a Successor) of such termination (after having given the Company (or such Successor) notice and a 30-day cure period), or (iv) if Employee’s employment is terminated by reason of death, the date of death of Employee.

(f)

This Agreement may be executed in two counterparts, each of which shall be deemed an original and together shall constitute one and the same agreement, with one counterpart being delivered to each party hereto.

(g)

In the event Employee’s employment is terminated (i) by the Company (or a Successor) for Cause or as a result of Employee’s Disability, (ii) by Employee without Good Reason, or (iii) on account of Employee’s death, Employee shall not be entitled to the payments described in Section 1 of this Agreement.

XII.	Term.

This Agreement shall terminate on the earliest to occur of (i) the date one year after the Effective Date of a Restructuring Transaction, or (ii) the date on which Employee’s employment with the Company (or a Successor) is terminated; provided, however, that if Employee’s employment with the Company (or a Successor) is terminated under any of the circumstances described in Section I of this Agreement, Employee’s rights hereunder shall continue following the termination of Employee’s employment until all benefits to which Employee is entitled hereunder has been paid and the Company’s (or a Successor’s) rights hereunder shall continue until all obligations owed to it hereunder have been satisfied. Notwithstanding the foregoing: (a) if no Restructuring Transaction shall have been completed with an Effective Date on or before the second anniversary of the date of this Agreement, then this Agreement shall automatically terminate on such second anniversary; and (b) the provisions of this Section XII and Sections II, XIII and XIV shall survive any termination of this Agreement.

XIII.	Definitions.

For purposes of this Agreement, the following terms shall have the meanings given them in this Section XIII.

(a)	“Accrued Benefits” shall mean:

(i)	Any portion of Employee’s Annual Base Salary earned through the date of termination of Employee’s employment and not yet paid;

(ii)

Reimbursement for any and all amounts advanced in connection with Employee’s employment for reasonable and necessary expenses incurred by Employee through the date of termination of Employee’s employment in accordance with the Company’s (or a Successor’s) policies and procedures on reimbursement of expenses;

(iii)	Any earned vacation pay not theretofore used or paid in accordance with the Company’s (or a Successor’s) policy for payment of earned and unused vacation time; and

(iv)

All other payments and benefits to which Employee may be entitled under the terms of any applicable compensation arrangement or benefit plan or program of the Company (or a Successor) that do not specify the time of distribution; provided that Accrued Benefits shall not include any entitlement to severance under any severance policy of the Company (or such Successor) generally applicable to the salaried employees of the Company (or such Successor).

(b)

“Annual Base Salary” shall mean Employee’s annual rate of pay excluding all other elements of compensation such as, without limitation, bonuses, perquisites, expatriate or hardship premiums, restricted stock awards, stock options and retirement and welfare benefits.

(c)	“Cause” shall mean:

(i)

the willful and continued failure of Employee to perform substantially Employee’s duties with the Company (occasioned by reason other than physical or mental illness or disability of Employee) after a written demand for substantial performance is delivered to Employee by the Compensation Committee of the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Compensation Committee of the Board or the Chief Executive

Officer believes that Employee has not substantially performed Employee’s duties, after which Employee shall have thirty days to defend or remedy such failure to substantially perform Employee’s duties;

(ii)	the willful engaging by Employee in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; or

(iii)	the conviction of Employee with no further possibility of appeal or, or plea of guilty or nolo contendere by Employee to, any felony.

The cessation of employment of Employee under subparagraph (i) and (ii) above shall not be deemed to be for “Cause” unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Compensation Committee of the Board of Directors of the Company at a meeting of such Committee called and held for such purpose (after reasonable notice is provided to Employee and Employee is given an opportunity, together with Employee’s counsel, to be heard before such Committee), finding that, in the good faith opinion of such Committee, Employee is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(d)

“Disability” shall mean circumstances that would qualify Employee for long-term disability benefits under the Company’s Long-Term Disability Plan as in effect immediately prior to the Restructuring Transaction, whether or not such Plan remains in effect subsequent to the Restructuring Transaction.

(e)

“Effective Date” with respect to a Restructuring Transaction for purposes of this Agreement shall be the effective date of date of the consummation of the spinoff or split off (i.e., the date shares of the Subsidiary subject to the spinoff or split off are first distributed to the Company’s stockholders) or sale (i.e., the closing date for the sale) that results in the completion of the Restructuring Transaction.

(f)	“Good Reason” shall mean:

(i)

any action by the Company which results in a material diminution in Employee’s position, authority, duties or responsibilities immediately prior to the date of this Agreement; but, for the avoidance of doubt, if Employee has a position with either the Company or a Successor and, in either case, the employer is publicly traded, a material diminution in position, authority, duties or responsibilities will not have occurred if Employee has a position, authority, duties and responsibilities substantially the same as those attendant to Employee’s position with the Company immediately prior to the date of this Agreement (notwithstanding that the business operations of the Company or such Successor may be smaller or less complex).

(ii)

requiring Employee, without Employee’s consent, to be based at any office or location other than the office or location at which Employee was employed immediately following the date of this Agreement; provided, however, that any such relocation requests shall not be grounds for resignation with Good Reason if such relocation is within a fifty mile radius of the location at which Employee was employed immediately following the date of this Agreement or such relocation does not result in an increase in Employee’s actual commuting distance from his principal residence to Employee’s new office or location;

(iii)

a material reduction in Employee’s Annual Base Salary in effect immediately prior to the date of this Agreement or a material reduction in the target multiplier used to calculate the annual bonus awarded to Employee below the target multiplier used to calculate the bonus paid to Employee under the EICP immediately prior to the date of this Agreement, provided, however that in either case a material reduction in the Annual Base Salary or the target bonus multiplier shall not be considered “Good Reason” with respect to any year for which such reduction is part of a reduction uniformly applicable to all similarly situated employees;

(iv)

a material adverse change in Employee’s eligibility to participate in long-term incentive compensation plans as in effect immediately prior to the date of this Agreement, unless Employee is eligible to participate in a comparable plan; or

(v)

any material breach of this Agreement by the Company, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Employee.

In the event (A) any of the events described above occurs (an “Event”) or (B) the Company, in connection with but prior to the Effective Date of a Restructuring Transaction, notifies Employee in writing that the terms and conditions of Employee’s employment will be changed in connection with the consummation of a Restructuring Transaction in a manner that would constitute Good Reason (a “Company Notice”), Employee shall give the Company or Successor written notice (the “Employee Notice”) within 60 days following Employee’s knowledge of an Event or receipt of the Company Notice, as applicable, that such change in employment terms or conditions would constitute Good Reason and Employee intends to terminate employment as a result. The Company or Successor shall have thirty days following receipt of the Employee Notice in which to cure the Event or retract the Company Notice, or amend the Company Notice such that the proposed changes in employment terms or conditions do not constitute Good Reason. If the Company does not take such action within that time, the Event, or the event described in the Company Notice when it would have occurred, as applicable, shall constitute Good Reason. If Employee does not provide the Employee Notice within 60 days as required above in this clause (f), then the Event, or the change in employment terms and conditions described in the Company Notice, as applicable, shall not constitute Good Reason, and thereafter, for purposes of determining whether Employee has Good Reason, Employee’s terms and conditions of employment after the occurrence of the Event or the implementation of the changes described in the Company Notice, as applicable, shall be substituted for those terms and conditions of Employee’s employment in effect immediately prior to the date of this Agreement in each of clauses (i), (ii), (iii) and (iv) above.

(g)

“Subsidiaries” shall mean every corporation, limited liability company, partnership or other entity of which 50% or more of the total combined voting power of all classes of voting securities or other equity interests is owned, directly or indirectly, by McDermott International, Inc. or, upon and following a Restructuring Transaction, by the Successor.

(h)

“Successor” shall mean an entity that has acquired a separate reporting segment of the Company (by reference to the Company’s audited consolidated financial statements as of and for the year ended December 31, 2008) from the Company in a Restructuring Transaction or a Subsidiary that is sold or spun off to the stockholders of the Company in a Restructuring Transaction.

XIV.	Arbitration.

Any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final and binding arbitration in Houston, Texas by one arbitrator selected in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (the “Association”) then in effect. Subject to the following provisions, the arbitration shall be conducted in accordance with the Rules then in effect. Any award entered by the arbitrator shall be final and binding, and judgment may be entered thereon by any party hereto in any court of law having competent jurisdiction. This arbitration provision shall be specifically enforceable. The Company (or a Successor, if applicable) and Employee shall each pay half of the administrative fees of the Association and the compensation of the arbitrator and shall each be responsible for its own attorney’s fees and expenses relating to the conduct of the arbitration.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MCDERMOTT INTERNATIONAL, INC.

By:

Printed Name:

Title:
Date:

EMPLOYEE:

Date:

SCHEDULE A

(a)

2008 Performance Shares Agreement dated March 3, 2008, between Employee and the Company, the amount of shares calculated as if the Restructuring Transaction were a “change in control” as defined in such grant agreement.

(b)	2008 Restricted Stock Grant Agreement dated March 3, 2008, between Employee and the Company.

(c)

2008 Performance Shares Agreement dated October 1, 2008, between Employee and the Company, the amount of shares calculated as if the Restructuring Transaction were a “change in control” as defined in such grant agreement.

(d)	2008 Restricted Stock Grant Agreement dated October 1, 2008, between Employee and the Company.

(e)	2009 Performance Share Grant Agreement dated March 5, 2009, between the Company and Employee, applicable only as to the Initial Grant of shares.

(f)	2009 Deferred Stock Unit Grant Agreement dated March 5, 2009, between the Company and Employee.

(g)	2009 Stock Option Grant Agreement dated March 5, 2009, between the Company and Employee.

Effective as of the date of this Agreement, any of the foregoing awards that are subject to Section 409A of the Code are hereby modified to provide that no “Change in Control” (as defined in the applicable award) shall occur unless it is a change in control within the meaning of Section 409A of the Code.

SCHEDULE B

Excise Tax Modified Cutback Provisions

Anything in this Agreement to the contrary notwithstanding, in the event the Firm (as defined below) shall determine that Employee shall become entitled to payments and/or benefits provided by this Agreement which would be subject to the excise tax imposed by Section 4999 of the Code (the “Payments”), the Firm shall determine whether to reduce any of the Payments to the Reduced Amount (as defined below). The Payments shall be reduced to the Reduced Amount only if the Firm determines that Employee would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Employee’s Payments were reduced to the Reduced Amount. If such a determination is not made by the Firm, Employee shall receive all Payments to which Employee is entitled under this Agreement.

If the Firm determines that aggregate Payments should be reduced to the Reduced Amount, the Company shall promptly give Employee notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Firm under this Schedule B shall be binding upon the Company and Employee absent manifest error and shall be made as soon as reasonably practicable and in no event later than 15 business days of the receipt of notice from the Company that there has been a Payment, or such earlier time as is requested by the Company. For purposes of reducing the Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing, in order, cash payments otherwise due under clauses (c), (d), (e) and (h) of Section I of this Agreement, and then by reducing equity-based compensation otherwise due under clause (f) of Section I of this Agreement in chronological order with the most recent equity-based compensation awards reduced first.

As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Employee pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of Employee pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Employee which the Firm believes has a high probability of success determines that an Overpayment has been made, Employee shall pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by Employee to the Company if and to the extent such payment would not either reduce the amount on which Employee is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Company to or for the benefit of Employee together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

For purposes hereof, the following terms have the meanings set forth below:

“Firm” shall mean an internationally recognized accounting or employee benefits consulting firm selected by the Company with the input of Employee (but without Employee’s consent) and which shall not, during the one year preceding the date of its selection, have acted in any way on behalf of the Company or its affiliated companies.

“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Employee with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Employee’s taxable income for the immediately preceding taxable year, or such other rate(s) as Employee certifies, in Employee’s sole discretion, as likely to apply to him in the relevant tax year(s).

“Reduced Amount” shall mean the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Firm determines to reduce Payments pursuant to paragraph (a) of this Attachment A.